Exhibit 99.1

HERITAGE BANKSHARES, INC.	200 East Plume Street
Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	John O. Guthrie
Phone:	757-523-2600

Heritage Bankshares, Inc. Announces Private Placement

Norfolk, Va.: July 5, 2006 – Heritage Bankshares, Inc. (“Heritage”) (Pinksheets: HBKS) announced that on June 30, 2006 it completed the initial closing under a sale of up to 200,000 shares of its common stock in a private placement to directors and executive officers.

The price per share in the offering is $15.50, which was recommended by a special committee made up of directors who will not take part in the offering. The initial closing involved the sale of 138,505 of the 200,000 shares. Subscriptions for the remaining shares will be closed on July 31.

According to Michael S. Ives, President and CEO of Heritage, the purpose of the offering is to raise capital to sustain the expansion plans of the corporation’s subsidiary, Heritage Bank. “We are close to beginning construction of two branches in Virginia Beach, one in the Lynnhaven area and one at Hilltop, and to commencing the process of relocating our downtown Norfolk branch to the Trader Building,” Ives said. “The additional capital also allows the Bank to increase our loan limits. We are committed to both retaining our well-capitalized rating and continuing to grow. This offering provides a near-term solution. We continue to assess our capital needs from time to time and will respond accordingly.”

The shares are being sold as “restricted securities,” and have not been registered under federal or state security laws. They may be resold only if the shares are subsequently registered with the Securities and Exchange Commission or an exemption from registration exists. The most commonly used exemption for resale requires that the shares be held for one year before trading and places volume and dollar restrictions on the amount that can be sold after the one year period.

“Heritage Bankshares already has over 1.7 million registered shares outstanding in the hands of the public,” said Peter M. Meredith, Jr., Heritage’s chairman. “The directors and executive officers were a logical source of funding for our near-term needs. They automatically qualify as buyers in a private offering and are both willing and able to abide with restrictions on resale. We are gratified by the confidence shown in their response to the offering.”

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This news release is not an offer to sell or the solicitation of an offer to buy any shares of common stock of Heritage.

About Heritage

Heritage is the parent company of Heritage Bank. Heritage Bank has four full-service branches in the City of Norfolk and one full-service branch in the City of Virginia Beach. Heritage Bank provides a full range of financial services including business, personal and mortgage loans.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from those anticipated. Forward looking statements often contain a word such as “expect,” believe,” “estimate” or “anticipate.” Factors that could cause such actual results, performance, achievements and business strategy to differ materially from those anticipated include: discovery of further accounting errors, general and local economic conditions, competition, capital requirements of the bank’s announced expansion plans, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s Form 10-KSB filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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